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CONTACT:  Mike Hawks                                                 (NYSE--BMC)
          (612)851-6030                                    FOR IMMEDIATE RELEASE


                        BMC REPORTS RECORD 1994 EARNINGS

February 14, 1995 -- Minneapolis, MN -- BMC Industries, Inc. today reported fourth quarter 1994 net earnings of $5,339,000 or $.38 per share, up 45% from earnings from continuing operations of $3,670,000 or $.28 per share in the year-earlier period. Fourth quarter total revenues were $56,278,000, an increase of 2% from $54,925,000 a year ago.

For the total year of 1994, earnings from continuing operations amounted to $15,004,000 or $1.09 per share, an increase of 45% from $10,380,000 or $.79 per share in 1993. Total revenues rose 13% in 1994 to $219,968,000, from $195,431,000 in 1993.

Paul B. Burke, BMC's president and chief executive officer, said 1994 earnings from continuing operations of $15,004,000 represented continued improvement in the Company's core manufacturing operations. Burke said the fourth quarter net income was a new fourth quarter record for BMC. The fourth quarter of 1994 also marks the fifteenth consecutive quarter of increased net earnings over the year-earlier period, excluding income from the sale of equipment and technology and other non-recurring items. This long string of quarterly increases reflects the ongoing shift in the Company's sales mix toward high-margin aperture mask and eyewear lens products and continuing operating improvement.

Burke added that both of the Company's core manufacturing operations, Precision Imaged Products and Optical products, showed improved sales and improved profit margins. He said these improvements reflected increased unit volumes, improved operating efficiencies and the Company's ongoing focus on higher-margin growth opportunities in its primary markets.

BMC is one of the world's largest manufacturers of aperture masks for color television tubes and computer monitors. The Company is also a leading producer of polycarbonate, glass and plastic eyewear lenses. The common stock of the Company is traded on the New York Stock Exchange under the symbol "BMC".
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                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                  (Unaudited)
                   (in thousands, except per share amounts)

                                                                  Three Months Ended    Twelve Months Ended
                                                                      December 31           December 31
                                                                  ------------------    -------------------
                                                                    1994      1993        1994       1993
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
Revenues
   Net sales of primary products                                  $ 51,859  $ 50,470    $211,293   $189,372
   Equipment and technology sales                                    4,419     4,455       8,675      6,059
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      Total Revenues                                                56,278    54,925     219,968    195,431
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Operating Costs and Expenses
   Cost of sales of primary products                                41,729    42,282     174,884    160,564
   Cost of equipment and technology sales                            2,995     2,687       6,140      3,264
   Selling                                                           2,256     2,081       8,396      7,865
   Administrative                                                      743     1,015       3,792      3,841
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      Total Operating Costs and Expenses                            47,723    48,065     193,212    175,534
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Income from Operations                                               8,555     6,860      26,756     19,897
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Other Income and (Expense)
   Interest expense                                                    (77)   (1,307)     (3,129)    (5,136)
   Interest income                                                     381       157         760        316
   Other                                                               (38)       28         (57)        93
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Earnings from Continuing Operations before Income Taxes
   and Cumulative Effect of Accounting Changes                       8,821     5,738      24,330     15,170
Income Taxes                                                         3,482     2,068       9,326      4,790
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Earnings from Continuing Operations before Cumulative
   Effect of Accounting Changes                                      5,339     3,670      15,004     10,380
Provision for Loss Related to Discontinued Operation (less
   applicable income tax benefit of $461 and $244)--(Note 1)           --      (415)       (839)      (415)
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Earnings before Cumulative Effect of Accounting Changes              5,339     3,255      14,165      9,965
Cumulative Effect of Accounting Changes (Note 2)                        --        --          --     12,131
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Net Earnings                                                       $ 5,339   $ 3,255    $ 14,165   $ 22,096
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Net Earnings Per Common and Common Equivalent Share
   Earnings before Cumulative Effect of Accounting Changes
      Continuing Operations                                        $  0.38   $  0.28    $   1.10   $   0.83
      Discontinued Operation                                            --     (0.03)      (0.06)     (0.03)
   Cumulative Effect of Accounting Changes                              --        --          --       0.98
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      Total                                                        $  0.38   $  0.25    $   1.04   $   1.78
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Net Earnings Per Common Share Assuming Full Dilution
   Earnings before Cumulative Effect of Accounting Changes
      Continuing Operations                                        $  0.38   $  0.28    $   1.09   $   0.79
      Discontinued Operation                                            --     (0.03)      (0.06)     (0.03)
   Cumulative Effect of Accounting Changes                              --        --          --       0.93
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      Total                                                        $  0.38   $  0.25    $   1.03   $   1.69
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Number of Shares Included in Per Share Computation (Note 3)
   Common and common equivalent shares                              13,965    12,940      13,668     12,432
   Common shares assuming full dilution                             13,978    13,128      13,762     13,042
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
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Note 1 - Provision for Loss Related to Discontinued Operation

In the first quarter of 1994, the Company made a provision for estimated losses of $1,300, less applicable income tax effect of $461, related to a discontinued operation. This provision was prompted by claims and expenses growing out of environmental contamination and other claims related to the discontinued operation. The environmental contamination occurred before 1980 at an operation acquired by BMC in 1983 and disposed of in 1986. This provision was in addition to a provision made in the fourth quarter of 1993 which related to the same matter.

Note 2- Cumulative Effect of Accounting Changes

Effective January 1, 1993, the Company changed its method of accounting for income taxes as required by Financial Accounting Standards Board Statement No. 109, ACCOUNTING FOR INCOME TAXES. As permitted under the new rules, prior years' financial statements were not restated. The cumulative effect of adopting Statement No. 109 as of January 1, 1993 was to increase net income by $12,855, or $.99 per share. The principal change affecting the Company under Statement No. 109 is a change in the recognition and measurement criteria with respect to deferred tax assets.

Also effective January 1, 1993, the Company adopted Financial Accounting Standards Board Statement No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. The cumulative effect of adopting Statement No. 106 was to decrease net income by $724, net of tax, or $.06 per share. Under the new rules the Company accrues the expected cost of providing postretirement benefits other than pensions during the years that eligible employees render service.

Note 3 - Stock Split

On August 15, 1994, the Company declared a two-for-one stock split. Shareholders of record on August 25, 1994, received one additional share of common stock for each common share owned on that date. As a result, the number of outstanding shares and earnings per share for prior periods presented have been restated to reflect the split.